THE PERKIN-ELMER CORPORATION
               COMPUTATION OF NET INCOME (LOSS) PER SHARE
        (Dollar amounts in thousands, except per share amounts)

                                                           June 30,      June 30,      June 30,      June 30,       July 31,
                                                             1996          1995          1994          1993           1992

Weighted average number of common shares                    42,720        42,129        43,857         43,780        43,526

Common stock equivalents - stock options                     1,027           515           816          1,173         1,169

Weighted average number of common shares
used in calculating primary earnings per share              43,747        42,644        44,673         44,953        44,695

Additional dilutive stock options under
paragraph #42 APB #15                                          137           120           172             97           280

Shares used in calculating earnings per share - fully
diluted basis                                               43,884        42,764        44,845         45,050        44,975

Calculation of primary and fully diluted earnings per share:

PRIMARY AND FULLY DILUTED:

Income from continuing operations                        $  13,944    $   66,877    $   73,978     $   24,444    $   24,296

Income (loss) from discontinued operations                                             (22,851)         1,714        10,941

Income before cumulative effect of
accounting changes                                          13,944        66,877        51,127         26,158        35,237

Cumulative effect of accounting changes                                                               (83,098)

Net income (loss) used in the calculation of
primary and fully diluted earnings per share             $  13,944    $   66,877    $   51,127     $  (56,940)   $   35,237

PRIMARY:
Per share amounts:

Income from continuing operations                        $     .32    $     1.57    $     1.66     $      .54    $      .54

Income (loss) from discontinued operations                                                (.52)           .04           .25

Income before cumulative effect of
accounting changes                                             .32          1.57          1.14            .58           .79

Loss from cumulative effect of accounting changes                                                       (1.85)

Net income (loss)                                        $     .32    $     1.57    $     1.14     $    (1.27)   $      .79

FULLY DILUTED:
Per share amounts:

Income from continuing operations                        $     .32    $     1.56    $     1.65     $      .54    $      .54

Income (loss) from discontinued operations                                                (.51)           .04           .24

Income before cumulative effect of
accounting changes                                             .32          1.56          1.14            .58           .78

Loss from cumulative effect of accounting changes                                                       (1.84)

Net income (loss)                                        $     .32    $     1.56    $     1.14     $    (1.26)   $      .78

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                               EXHIBIT 11